UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 2054

Form S-1 ( Amendment 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Lion Lam Diamond Inc.,

(Exact name of registrant as specified in its charter)

Texas	5094	71-1051037
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Lion Lam Diamond Inc.,

  14520 Memorial Dr., Ste M206

Houston, Texas 77079

Tel: 713-828-8305   Fax: 713-456-2096

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 David Lam

     14520 Memorial Dr., Ste M.206

   Houston, Texas 77079

   Tel: 713-828-8305   Fax: 713-456-2096

( Name, address, including Zip Code, and telephone number, including area code, of agent for service)

  Send copies to:

 Idris Ayeni, Esq.,

   2700 Woodland Park Drive #415

   Houston, Texas 77082

    Tel: (832) 463-0518 Fax: (832) 504-9574

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x ]

If this Form is filled to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filler, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Small reporting company [X]

Class of Securities Registered	Shares to be Registered	Purchase Price Per Share	Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,000,000[2]	$0.05	$250,000	29.03[1]

[1]    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457.

[2]    Represents shares to be offer to the public by us.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until the Registration Statement filed with the Securities and Exchange Commission (“SEC”) is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Lion Lam Diamond Inc.,

5,000,000 Shares of Common Stock offered by

Lion Lam Diamond, Inc.,

$0.05 per share

Lion Lam Diamond, Inc. is offering, on a “best-efforts,” self-underwritten basis, up to 5,000,000 shares of our common stock at a price of $0.05 per share to the public.  There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed.  All funds received from purchasers will be immediately available to us. Subscriptions received by us are irrevocable. The shares are intended to be sold directly through the efforts of David Lam, our Sole executive officer and director.  The intended methods of communication include, without limitation, telephone and personal contact.  For more information, see “Plan of Distribution” on page 15.  The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed or (ii) 45 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 5,000,000 shares remaining unsold to the public.  We will not extend the offering period beyond 45 days from the effective date of the prospectus.  For more information, see “Plan of Distribution” on page 15 .

Prior to this offering, there has been no public market for our common stock.  The securities being registered in this offering may not be liquid since they are not listed on any exchange or quoted in the OTC Bulletin Board, and a market for these securities may not develop.  The offering price may not reflect the market price of our common stock after the offering.

This investment involves a high degree of risk.  Our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’

report to the financial statements included in this prospectus.  You should purchase shares only if you can afford a complete loss of your investment.  See “Risk Factors” starting on page 7 .

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus.  Any representation to the contrary is a criminal offense.

THE OFFERING

Following is a brief summary of this offering:

Securities being offered	Up to 5,000,000 shares of common stock, par value $0.0001
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 45 days
Proceeds to us	$250,000 assuming the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, implementation of our business plan, and working capital.
Number of shares outstanding before the offering	6,000,000
Number of shares outstanding after the offering if all of the shares are sold	11,000,000

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC becomes effective.  This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is ________, 2011

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “the Company” and “our Company” refer to Lion Lam Diamond Inc., a Texas corporation. All amounts in this prospectus are in U.S. Dollars, unless otherwise indicated.

PROSPECTUS SUMMARY

References in this Prospectus to “ Our company ”, “Company”, “we”, “our”, or “us” refer to Lion Lam Diamond Inc.,

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this Prospectus.

ITEM 3. SUMMARY INFORMATION, RISK FACTORS

Summary of the Company

Lion Lam Diamond Inc., was incorporated in the Texas on July 14th, 2010. We will sell E.G.L Certified diamonds through internet and trade shows. We have developed a Lion Lam brand diamonds accompany by E.G.L. certificate.

We will be doing wholesale and retail  of E.G. L. certified diamonds and fine jewelry. We acquire polished diamonds from diamond cutters and manufacturers. We will offer our premium brand diamond, Lion Lam " Heart & Arrow" cut diamonds to our authorized distributors.

We are development stage company incorporated in the State of Texas on July 14, 2010.  We have generated some revenues since our inception.  Since our inception through December 31, 2010, we have generated revenue and have incurred a net loss of $(15,036). Total cash on hand as of December 31, 2010, was $15,156 . We are conducting the offering of our common stock to raise capital with which we plan to allocate toward business development, sales and marketing expenses and working capital, as well as the costs associated with this offering.

We believe that our lack of significant operating history and uncertainty regarding our ability to generate significant revenues are material concerns. Additionally, there can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from operating activities will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in this registration statement.

As of the date of this prospectus, Lion Lam Diamond Inc. has 6,000,000 shares of $0.0001 par value common stock issued and outstanding. Our principal office is located at:14520 Memorial Dr., Ste M.206, Houston, Texas 77079 .Tel: 713-828-8305 Fax: 713-456-2096 Our fiscal year ended at December 31.

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	From July 14, 2010 (inception) to December 31, 2010
Balance Sheet
Total Assets		$32,654
Total Liabilities		$41,150
		From July 14, 2010 ( inception) to December 31, 2010
Income Statement
Revenue	$
Total Expenses		$15,036
Net Profit/Loss		$(15,036)

RISK FACTORS

You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. If they do, our business, results of operations or financial condition could be materially adversely affected.

RISKS RELATED TO OUR FINANCIAL CONDITION

(1) Because our offering will be conducted on a best efforts basis, there can be no assurance that we can raise the money we need.

The shares are being offered by us on a "best efforts" basis without benefit of a private placement agent. We can provide no assurance that this Offering will be completely sold out. If less than the $250,000 maximum proceeds are available, our business plans and prospects for the current fiscal year could be adversely affected.

(2) Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.

Upon effectiveness of our Registration Statement for the Offering, we will become a publicly reporting company and will be required to stay current in our filings with the SEC, including, but not limited to, quarterly and annual reports, current reports on materials events, and other filings that may be required from time to time.  We believe that, as a public company, our ongoing filings with the SEC will benefit shareholders in the form of greater transparency regarding our business activities and results of operations.   In becoming a public company, however, we will incur additional costs in the form of audit and accounting fees and legal fees for the professional services necessary to assist us in remaining current in our reporting obligations.  We expect that, during our first year of operations following the effectiveness of our Registration Statement, we will occur additional costs for professional fees in the approximate amount of $4,600.  These additional costs will increase our cash needs and may hinder or delay our ability to achieve net profitability even after we have begun to generate revenues from sales of our products.

(3) Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenue since our inception, which makes it difficult to evaluate whether we will operate profitably.  We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the immediate future. As of December 31, 2010, we had cash in the amount of $15,156.  Our future is dependent upon our ability to obtain financing or upon future profitable operations.  We are currently seeking equity financing through this offering. Our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

(4) Future issuances of our preferred stock could dilute the voting and other rights of holders of our common stock.

Our sole board of director, David Lam, has the authority to issue shares of preferred stock in any series and may establish, from time to time, various designations, powers, preferences and rights of the shares of each such series of preferred stock.  Any issuances of preferred stock would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock by our sole board of director, David Lam, may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of common stock. Our sole Director, David Lam, can take any potential actions discussed above as the sole Board of Director in his sole discretion without approval of potential future shareholders; these and other actions taken by David Lam could adversely affect the interests of our future shareholders.

(5) Our sole officer will retain control over our business after the offering and may make decisions that are not in the best interest of all stockholders.

Upon completion of this offering, our sole officer and director, David Lam, will beneficially own approximately 54.4% if maximum is sold of the outstanding common stock. As a result, David Lam will be the sole director and also the majority shareholder of the company. Our sole officer, David Lam, will have the ability to control all the matters submitted to our stockholders for approval, including the election and removal of director and any merger, consolidation or sale of all of our assets. Mr. Lam will also control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of us, even if the transaction would be beneficial to other stockholders. This in turn could cause the value of our stock to decline or become worthless.

(6)  David Lam's position as a sole director and officer may have conflicts of interest adversely affected other stockholders.

Our sole director and officer, David Lam, holds office until his successor(s) have been elected. Mr. Lam does not receive any compensation for his role as director but he receive compensation for his role as a CEO/CFO at $2,500 per month. Mr. Lam's ability to fix his own salary as the sole director and officer, he may created a potential conflicts of interest adversely affected other stockholders.

(7) We may raise additional capital and thereby further dilute the total number of shares currently outstanding.

We may need to raise additional capital by issuing additional shares of common stock, which will increase the number of common shares outstanding. The issuance of additional equity securities by the Company may result in a dilution in the equity interest of its current stockholders.

RISKS RELATED TO OUR JEWELERY BUSINESS

(8) changes in prices of diamonds and precious metals or reduced supply availability might adversely affect our ability to produce and sell products at desired profit margins.

 Most of the our jewelry offerings are made with diamonds, gemstones and/or precious metals.  We may not be able to maintain a comprehensive selection of diamonds due to the broad assortment of sizes, colors, clarity grades and cuts, however, we do not anticipate any shortages of supply of fine quality cut diamonds from our vendors. A significant change in the prices or supply of these commodities could adversely affect our business, which is vulnerable to the risks inherent in the trade for such commodities. A substantial increase or decrease in the price or supply of raw materials and/or high-quality rough and polished diamonds within the quality grades, colors and sizes that customers demand could affect, negatively or positively, customer demand, sales and gross profit margins.  If trade relationship between us and our significant vendors were disrupted, our sales could be adversely affected in the short-term until alternative supply arrangements could be established.

(9) The success of our business may depend on our ability to successfully expand our product offerings.

We are planning to offer 24K gold crown as our main product line. Our ability to increase our revenue may depend on our ability to expand our product lines beyond our current offerings.  If we offer a new product category that is not accepted by consumers, the Lion Lam brand and reputation could be adversely affected, our revenue may fall short of expectations and we may incur substantial expenses that are not offset by increased revenue. Expansion of our product lines may also strain our management and operational resources.

 RISKS RELATED TO LEGAL UNCERTAINTY

(10) If we are the subject of future product defect or liability suits, our business will likely fail.

In the course of our planned operations, we may become subject to legal actions based on a claim that our custom design products are defective in workmanship. We currently do not maintain liability insurance and we may not be able to obtain such coverage in the future or such coverage may not be adequate to cover all potential claims. Moreover, even if we are able to maintain sufficient insurance coverage in the future, any successful claim could significantly harm our business, financial condition and results of operations.

(11) The application of laws or regulations from jurisdictions whose laws do not currently apply to us could have a material adverse effect on our results of operations and our financial condition.

In the course of our planned operations, we may sell loosed diamonds or finished jewelry pieces to other Countries in Europe and Asia. Laws or regulations from these foreign jurisdictions may have tariff imposed for loosed diamonds. As a result of these added cost of doing businesses in these foreign jurisdictions, they could have a material adverse effect on our results of operations and our financial condition.

 RISKS RELATED TO THIS OFFERING

(12) If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Prior to this offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering, or, if developed, be sustained. In order to quote on the OTC Bulletin Board, a Market Maker must agree to file an application on our behalf in order to make a market for our common stock and there is no guarantee that we will find a market maker to trade our securities. If for any reason, however, our securities are not eligible for initial or continued quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of the common stock may have difficulty selling their securities should they desire to do so and purchasers of our common stock may lose their entire investment if they are unable to sell our securities.

(13)  Because our common stock is likely to be considered " penny stock," our trading will be subject to regulatory restrictions.

Our common stock is currently, and in the near future will likely to be considered a " penny stock. ". The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in " penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 ( other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which specifies information about penny stocks and the nature and significance of risks of the penny stock market. These disclosure and other requirements may adversely affect the trading activity in the secondary market for our common stock.

(14) Because FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock, investors may not be able to sell their stock should they desire to do so.

In addition to the "penny stock" rules described below, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

(15) Because state securities laws may limit secondary trading, investors may be restricted as to the states in which they can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

(16) Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

(17) If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

ITEM 4. USE OF PROCEEDS

Lion Lam Diamond, Inc. is offering for sale to the public up to 5,000,000 shares of its common stock, the net proceeds of which will be retained by us.  The table below lists intended uses of proceeds indicating the amount to be used for each purpose.

TOTAL
PROCEEDS	62,500	100%	125,000	100%	187,500	100%	250,000	100%
Offering Exp.

SEC filing Fees	29	0.05%	29	0.02%	29	0.016%	29	0.012%
Legal & Accounting	2,300	3.7%	2,300	1.8%	2,300	1.2%	2,300	0.92%
Edgar conversion	800	1.3%	800	0.6%	800	0.4%	800	0.3%
Transfer agent fees	1,500	2.4%	1,500	1.2%	1,500	0.8%	1,500	0.6%
Printing	371	0.6%	371	0.3%	371	0.2%	371	0.15%
Total offering expenses	5,000	8%	5,000	4%	5,000	3%	5,000	2%

Net proceeds from offering	57,500	92%	120,000	96%	182,500	97%	245,000	98%

USE OF NET PROCEEDS

Sales & marketing	2,500	4.3%	2,500	2.1%	2,500	1.4%	2,500	1%
Design Fees	3,500	6%	3,500	2.9%	3,500	1.9%	3,500	1.4%
Audit fees	4,600	8%	4,600	3.8%	4,600	2.5%	4,600	1.9%
Legal Fees	150	0.03%	150	0.01%	150	0.008%	150	0.006%
Equipments	1,500	2.6%	1,500	1.3%	1,500	0.8%	1,500	0.6%
Diamonds	1,000	1.7%	30,000	25%	60,000	32.9%	90,000	36.7%
Salaries	-	-	-	-	30,000	16.4%	30,000	12.2%
Website design	2,500	4.3%	2,500	2.1%	2,500	1.4%	2,500	1%
Repay note payable	29,000	50%	29,000	24.2%	29,000	16%	29,000	11.8%
Accrued Payable	12,150	21%	12,150	10%	12,150	6.7%	12,150	5%
Working capital	600	1%	34,100	28.4%	36,600	20%	69,100	29.2%
Total use of net proceeds	57,500	92%	120,000	96%	182,500	97%	245,000	98%

Notes: 1. On July 14, 2010, the Company received a loan from David Lam for $29,000, it is due on demand at 4% interest per annum.

            2. On July 14, 2010, the Company issued 6,000,000 shares to our founder, David Lam, in exchange for $6,000 cash.

ITEM 5. DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to $250,000 in this offering. The offering price bears no relationship to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our cash requirements;
  the proceeds to be raised by the offering;
  our lack of operating history;

ITEM 6. DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As of December 31, 2010 the net tangible book value of our shares of common stock was a net loss of ($8,498) or approximately $0.0014 per share based upon 6,000,000 shares outstanding.

If 5,000,000 of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 11,000,000 shares to be outstanding will be $236,504 or approximately $0.022 per share. The net tangible book value of the shares held by our existing stockholder will be increased by $0.022 per share without any additional investment on their part. Potential purchasers will incur an immediate dilution from $0.05 per share to $0.028 per share. After completion of this offering, if 5,000,000 shares are sold, purchasers will own approximately 45.5% of the total number of shares then outstanding for which purchasers will have made a cash investment of $250,000, or $0.05 per share. Our existing stockholder will own approximately 54.5% of the total number of shares then outstanding, for which our existing stockholder has made a cash contributions of totaling $6,000 or approximately $0.001 per share. The following table compares the differences of your investment in our shares with the investment of our existing stockholder.

Existing Stockholder if all of the Shares are Sold:

Price per share	$0.001
Net tangible book value per share before offering	$(0.0014)
Potential gain to existing shareholder	$123,600
Net tangible book value per share after offering	$0.022
14 Increase to present stockholder in net tangible book value per share
after offering	$0.021
Capital contributions	$6,000
Number of shares outstanding before the offering	6,000,000
Number of shares after offering assuming the sale of the maximum
number of shares	11,000,000
Percentage of ownership after offering	54.5%

Purchasers of Shares in this Offering 5,000,000 shares Sold

Price per share	$0.05
Dilution per share	$(0.028)
Capital contributions	$250,000
Number of shares after offering held by public investors	5,000,000
Percentage of capital contributions by existing shareholder	2.3%
Percentage of capital contributions by new investors	97.7%
Percentage of ownership after offering	45.5%

ITEM 7. SELLING SECURITY HOLDERS

We do not have any security holders offering any securities under this offering. There is no guarantee we will sell all of the shares under this offering as this is a “best efforts” offering. The table below assumes the sale of the 5,000,000 shares offered in this prospectus at an assumed initial public offering price of $0.05.

	Shares Purchased		Capital Contributions		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing Stockholder	6,000,000	54.5%	$6,000	2.3%	$0.001
Public Stockholders	5,000,000	45.5%	$250,000	97.7%	$0.05
Total	11,000,000	100%	$256,000	100%

ITEM 8.  PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

Lion Lam Diamond, Inc. is offering, on a “best-efforts,” self-underwritten basis, up to 5,000,000 shares of our common stock at a price of $0.05 per share to the public There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed.  All funds received from purchasers will be directly and immediately available to us. Subscriptions received by us are irrevocable. The shares are intended to be sold directly through the efforts of David Lam, our Sole executive officer and director.  The intended methods of communication include, without limitation, telephone and personal contact.  The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed or (ii) 45 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 5,000,000 shares remaining unsold to the public.  We will not extend the offering period beyond 45 days from the effective date of the prospectus.

Prior to this offering, there has been no public market for our common stock.  The securities being registered in this offering may not be liquid since they are not listed on any exchange or quoted in the OTC Bulletin Board, and a market for these securities may not develop.  The offering price may not reflect the market price of our common stock after the offering.

Our sole officer and director, David Lam, will not receive commissions for any sales he originates on our behalf.  Our sole officer and director, David Lam, is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer;

and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. David Lam is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer.  he will not participate in selling and offering securities for any issuer more than once every twelve months.

The proceeds from the sale of the shares in this offering will be payable directly to Lion Lam Diamond Inc.  Investors can purchase common stock in this offering by completing a Subscription Agreement and sending it together with payment in full to : Lion Lam Diamond Inc. 14520 Memorial Drive suite M206, Houston, Texas 77079. All payments must be made in United States currency either by personal checks, cashier checks. Subscription agreements and checks are irrevocable.  We reserve the right to either accept or reject any subscription. Subscriptions by us are irrevocable. Any subscription rejected will be promptly returned to the subscriber.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part. Our authorized capital stock consists of 8,889,998,889 shares of Common Stock at par value $0.0001 per share and 9,998,889,998 shares of preferred stock at par value $0.0001 per share. We currently have 6,000,000 shares of Common Stock issued and outstanding; no preferred shares have been issued to date.

Common Stock:

Voting Rights: Each outstanding share of the Common Stock is entitled to one vote in person or by proxy in all matters that may be voted upon by shareholders of the Company.

Our Certificate of Incorporation and By Laws are not provided for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Preemptive Rights:  The holders of the Common Stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company's capital stock in subsequent stock offerings.

Liquidating Right: In the event of the liquidation or dissolution of the Company, the holders of the Common Stock are entitled to receive, on a pro rata basis, all assets of the Company remaining after the satisfaction of all liabilities.

Conversion and Redemption: The shares of the Company’s Common Stock have no conversion rights and are not subject to redemption. All of the issued and outstanding shares of the

Company’s Common Stock and the un-issued shares in this offering, when sold and paid for, will be duly authorized, fully paid, non-assessable and validly issued.

Dividends:  Holders of Common Stock are entitled to dividends as may be declared at the sole discretion of the Board of directors out of funds available.

PREFERRED STOCKS:

Preferred Shares: The Company authorized 9,998,889,998 preferred shares at par value $0.0001.  As of December 31,2010, no preferred shares have been issued. The designations and the powers, preferences and rights, and the qualifications or restrictions of the Preferred Shares are as follows:

The shares of Preferred Stock are authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the Board of Directors providing for the issue.

SHARE PURCHASE WARRANTS

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

OPTIONS

We have not issued and do not have outstanding any options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

SHARES ELIGIBLLE FOR FUTURE SALE

The 5,000,000 shares of common stock registered in this Offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders ) are being registered hereunder. Our 6,000,000 issued and outstanding shares have been held since July 14, 2010 and is subject to the sale limitations imposed by Rule 144.

Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTC Bulletin Board  (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTC Bulletin Board.

STOCK TRANSFER AGENT

Our stock transfer agent for our securities will be Empire Stock Transfer Inc, 1859 Whitney Mesa Dr, Henderson, NV 89014. Its telephone number is (702) 361-3033.

ITEM 10.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to received, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from our inception July 14, 2010 to December 31, 2010, have been audited by Stan J.H. Lee *Independent Registered Public Accounting Firm* 2160 North Central Rd, Suite 203, Fort Lee, NJ 07024 * Tel: 619-623-7799* Fax: 619-564-3408

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT.

DESCRIPTION OF BUSINESS

Company Overview:

Lion Lam Diamond Inc., was incorporated in the Texas on July 14th, 2010. We will sell E.G.L Certified diamonds through internet and trade shows. We have developed a Lion Lam brand diamonds accompany by E.G.L. certificate We will do wholesale and retail of E.G. L. certified diamonds and fine jewelry. We acquire polished diamonds from diamond cutters and manufacturers. We offer our premium brand diamond, Lion Lam " Heart & Arrow" cut diamonds to our authorized distributors.

PRODUCTS OR SERVICES

We will offer two types of products. We will sell loose diamonds wholesale to authorized distributors as well as custom made crowns and tiaras. We have signed a supply agreement with A.D. Diamond Inc. There are no minimum purchase requirements nor any restrictions with A.D.

Diamonds Inc. We do not anticipate any shortages of supply of fine quality cut diamonds from A.D. Diamonds Inc. or from other diamond suppliers. We also signed agreement with Schumacher Diamond cutters, Inc. for our cutting and re-cutting services. Shoemaker Inc has not set a minimum diamond cutting services for doing business with them.

Diamonds represent the most significant component of our product offerings. All of our diamonds will be independently certified by EGL, and we will specialize in Hearts and Arrows cut diamonds. We plan to limit our diamond offerings to those associated with the highest quality diamonds. Accordingly, we will only offer diamonds with the following characteristics:

Shape: round brilliant cut

•         Cut: ranging from very good, for diamond cuts that fall within strict mathematical proportions, to excellent

•         Color Grades: ranging from D, for no detectable color tone, to L, for slight traces for color to the untrained eye.

•         Clarity: ranging from FL, for flawless clarity, to VS, for very slight inclusions.

•         Carat Weight: generally ranging from approximately 1.05 to 5.00 carats.

We specialize in Hearts and Arrows cut diamonds. The Hearts and Arrows effect is achieved by cutting, aligning, and positioning all of a diamond’s 58 facets to perfection.  This effect can be viewed through a special Hearts and Arrows Viewer.

LION LAM'S 24K CROWN JEWELS

In additional to our unique Lion Lam's Hearts & Arrows diamonds, we are developing custom designed 24k gold crowns and tiaras for affluent buyers around the world. Potential buyers could either order through our website or bid at international jewelry auctions. We intend to consign our crown or tiara jewels to international jewelry auctions. Although there has been an economic slowdown in North America and Europe, international buyers continue to purchase high-end jewelry from jewelry auctions. Our custom designed 24K gold crowns and tiaras will offer a unique opportunity for international buyers to own a piece of high quality crown jewelry.

(A) Our basic crown jewel will consist of a custom designed 24K gold crown or tiara weighing about 12 ounces of pure gold, decorated with a total of 9 diamonds with an average weight of 1.5 carats for each diamond. We have set our retail price for the basic crown jewel at $100,000.

( B) Our premium quality crown jewel will consist of a custom designed 24K gold crown or tiara weighing about 24 ounces of pure gold, decorated with a total of 20 diamonds with an average weight of 2 carats for each diamond. We have set our retail price for our premium quality crown jewel at $300,000.

(C) Our luxury crown jewel will consist of a custom designed 24K gold crown or tiara weighing about 38 ounces of pure gold, decorated with a total of 30 diamonds with an average weight of 3 carats for each diamond. We have set our retail price for our luxury crown jewel at $1 million.

We are short of working capital to manufacture the premium quality crown and luxury crown jewel. We will only start to manufacture these crown jewels once we receive orders from our potential customers.

Lion Lam Hearts and Arrows Diamonds

The Hearts and Arrows effect is achieved by cutting, aligning, and positioning, all of a diamonds 58 facets to perfection and can be viewed through a special Hearts and Arrows Viewer.

Lion Lam ®, our premium brand of IDEAL CUT diamonds, are all Hearts and Arrows diamonds. In addition, Lion Lam® premium brand diamonds all come with EGL certificate.

Actual photo of our premium brand Lion Lam's Hearts and Arrows Ideal Cut diamond.

Color: Near Colorless; Clarity: Flawless; Cut: Excellent; Weight: 1.08 carat.

FINANCIAL PROJECTIONS

Our projected income will come from selling polished diamonds and crown jewelry.

A) Lion Lam's Hearts and Arrows cut diamonds distribution:

1st year milestone: We plan to recruit 10 global distributors who are able to purchase at least $50,000 worth of our premium brand, Lion Lam's Hearts and Arrows cut diamonds per year.

We expect to generate $500,000 in revenue from our authorized distributors. Our recruiting efforts are not limited to North America. Once our website is operational, we will recruit our distributors globally through our website announcements. We believe that Lion Lam's Hearts and Arrows cut diamonds will provide an excellent value for our global distributors.

2nd year milestone:  We plan to recruit 20 global distributors who are able to purchase at least $50,000 worth of our premium brand, Lion Lam's Hearts and Arrows cut diamonds per year. We expect to generate $1,000,000 in revenue from these global distributors. In our second year of operations, we will be able to afford to travel to different trade shows to introduce our Lion Lam's Hearts and Arrows cut diamonds. As a result of our future efforts, we anticipate signing up more global distributors for our Lion Lam's Hearts and Arrows diamonds.

3rd year milestone: We plan to recruit 30 global distributors who are able to purchase at least $50,000 worth of our premium brand, Lion Lam's Hearts and Arrows cut diamonds per year. We expect to generate $1,500,000 in revenue from authorized distributors. In our third year of operations, we will be able to build better relationships with our suppliers and manufacturers of diamonds. As a result, we will be able to offer better pricing to our global distributors.

B) Lion Lam's 24 K crown marketing strategy:

1st year milestone: We plan to sell our 24K crowns and tiaras through our multi-lingual website and international jewelry auctions. We plan to design our website in English and Chinese as well as other foreign languages with a budget of $2,500 in website development. The purpose of our multi-lingual website is to inform global buyers of our new and exciting 24K crown jewels and so that consumers can place orders through our website. Because crown jewelry requires a complex manufacturing process and a substantial investment in fine diamonds, we are only able to manufacture a maximum of twenty-five crown jewels per year for our global buyers. Based on our $100,000 per unit retail price, we anticipate generating $2.5 million in revenue. Consignments to international jewelry auctions are one of our main marketing strategies. We want to promote our brand name, Lion Lam's 24K crowns and tiaras through international jewelry auctions. If our jewelry pieces sell well through international jewelry auctions, then we will know that international buyers have accepted our product.

2nd year milestone:  We will add more foreign languages to our website. We plan to add Japanese, Vietnamese, Arabic and other foreign languages to our website before the end of our second year of operation. The purpose of our multi-lingual website is to inform global viewers of our 24K crown jewels and to encourage potential buyers to place orders through our website. We will also encourage luxury jewelers to sign up as our global distributors. Global distributors could purchase small quantities of our products in advance. They could then resell our 24K crown jewels to their local customers. As our budget permits, we may be able to consign more expensive 24K crowns and tiaras, decorated with bigger diamonds to international auction companies. Good auction sales could improve our brand image globally. We project to sell fifty 24K crowns and tiaras in our second year of operation. Based on our $100,000 per unit retail price, we anticipate to generating $5 million in revenue.

3nd year milestone:  We will add more foreign languages to our website. We plan to add French, German, Russian and other foreign languages to our website. The purpose of our multi-lingual website is to inform our potential European buyers of our product and so that they can place orders through our website. We also encourage more luxury jewelers to sign up as our global distributors. Global distributors could purchase small quantities of our products with advanced payments. Consignments to international jewelry auctions will continue to be one of our main marketing strategies. Our 24K crown designs will be internationalized with unique designs targeted for different nationalities. We will plan to promote this slogan: "Owning a 24K crown jewel with big diamonds is the norm for every bride and groom." We project that we will sell seventy-five 24K crowns and tiaras in our third year of operation. Based on our $100,000 unit retail price, we anticipate generating $7.5 million in revenue.

CUSTOMER PROFILE

We intend to target our global customers of our 24K crown or tiaras. Our customer profile was gathered from our management's belief and market research for our finished products.

a) We believe we have a potential market for Indian brides and grooms. Indian weddings are very important social events filled with rituals and celebrations that continue for several days. Indian marriage ceremonies use a lot of pure gold as gifts to the bride and groom. Our 24K crowns and tiaras are ideal for these special occasions.

b) We believe we have a potential market in China. Due to the "One Child" policy in China, the newborn child plays an important role in the rich family. Many rich parents celebrate their newborn baby on the 100th day of birth with lavish feasts and gifts. Our baby sized 24K gold crown or tiara is ideal for these special occasions.

c) We believe we have a potential market in Japan. Traditionally, the grooms demand that their brides are virgins. One symbol of a virgin is the flawless diamond. A flawless diamond is clarity grade which means that the diamond has no inclusions internally. Because of this, many Japanese will shop for internally flawless diamonds. At a very high premium, we are able to supply Japanese grooms and brides with internally flawless diamonds for our 24K crowns or tiaras.

d) We believe we have a potential market in Vietnamese. Vietnamese rely on gold as a medium of exchange and diamonds as a store of value in Vietnam. Vietnamese have experienced a rapid devaluation of their currency in the last decades. In a time of financial turmoil, gold and diamonds could be quickly converted to other commodities or services in Vietnam.

e) We believe we have a potential market in Saudi Arabia and Kuwait. A small percentage of the Saudi population has a hereditary title of Prince or Princess. These countries are rich from their ability to export and sell oil to other countries. This substantial income could attract wealthy Princes and Princesses as potential buyers of our 24K gold crown jewels. They can show their royal heritages by wearing the crown jewels.

f) We believe we have a potential market at international jewelry auctions. Auction companies charge a percentage of the selling proceeds as their commissions. The higher price per ticket item, the higher their commission. International jewelry auctions regularly held in Geneva, London, Dubai, New York, and Hong Kong that attract a large number of international bidders. We believe our exceptionally designed brand name crown jewels are able to attract international bidders.

g) We believe our 24K crowns or tiaras have a potential market to become the dominant trend and tradition globally for the newly-wedded. Newly-wedded couples can exchange these expensive crown jewels as a token of their love, appreciation, and financial support for each other.

h) We believe our 24K crowns or tiaras could be used in many different occasions such as annual bonuses to CEO, Sweet 16 birthday gifts, 60th birthday gifts, etc. We have not yet evaluated other potential markets in Europe, Russia, Latin America, and other Asian Countries. Due to our limited capital resources, we are not able to explore all the market potentials at this time.

COMPETITION

The diamond and fine jewelry business is very competitive. Our aim is to offer unique products that set us apart from our competitors. We believe our custom designed 24K crowns and tiaras have a distinctive advantage over our competitors globally. We believe we are the only company that manufactures 24K gold crowns and tiaras decorated with bigger diamonds and set a minimum retail price of $100,000. Our competitors have much better financial resources than us, and they are well established. Our competitors include companies like Graff, Cartier, Van Cliff & Arpel, Bulgari, Harry Winston, and Tiffany & Co. Because we offer a distinctive luxury product that distinguishes us from our competitors, we may be able to capture some of the market for specialty jewelry.

GOVERNMENT REGULATIONS

As Internet use gains popularity, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of online commerce may prompt calls for more stringent consumer protection legislation to limit the uses of personal user information gathered online and may require online services to establish privacy policies. The Federal Trade Commission ("FTC") has also initiated action on more than one occasion against online services regarding the manner in which personal information is collected from users and provided to third parties. We do not contemplate providing personal information regarding our customers to third parties. However, the adoption of additional consumer protection laws could create uncertainty in Internet usage and reduce the demand for our products.

In addition, the FTC sets out guidelines in respect of various disclosures required of retailers selling jewelry, gemstones and jewelry related products. These disclosure requirements primarily deal with what representations may be made verbally or in writing in respect of various aspects of the qualities of the specific piece of jewelry and/or its components, including, precious metal content, gemstone make-up and whether any enhancements have been made to a gemstone, to name just a few. We intend to strictly adhere to the FTC's guidelines in these regards.

In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in that state or foreign country. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and/or penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to us could have a material adverse effect on our results of operations and our financial condition.

EMPLOYEES

David Lam, our CEO/CFO is responsible for administrative duties and operational function of the company. In addition, he maintains contact with diamond suppliers, cutters and jewelry designers. In addition, we have two part-time salespersons who sell polished diamonds for the company.

DESCRIPTION OF PROPERTIES

We do not owned any real estate in the United States. Our Principle office is located at 14520 Memorial Dr., suite M206, Houston, Texas 77079. Our Telephone number is : 713-828-8305

LEGAL PROCEEDING

In the normal course of business, we may become involved in litigation or in settlement proceedings relating to claims arising out of our operations.  We are not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation with limited operations from our business operations.  Our registered independent auditors have issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  If we are unable to generate revenues after the 12 months for any reason, or if we are unable to make a reasonable profit after 12 months, we may have to cease operations.

PLAN OF OPERATION

Our plan of operation for the next 12 months is divided into the following four Phases:

Phase I:  Develop our website

We will develop our on-line jewelry website with on-line shopping capabilities. Due to our limited budget of $2,500 for website development, we will outsource our website development project to the website designers in India or China. Initially our website only contain English and Chinese versions and we intend to add additional languages to our website in the future to attract potential clients from different Countries. We have began our website design project with website designers in China. The website design project is in its construction phase and two domain names has been reserved for our websites. The estimate amount of time to complete our first website will be 120 days.

Phase II:  Outsource jewelry design projects

We will outsource our jewelry design project to several jewelry designers with 3-D jewelry design capabilities. One of our 3-D jewelry designer is: AJC Designing Inc.,, this firm has more than 10 years of experience designing complex design concepts at a reasonable prices. The 3-D jewelry designers typically do not set a minimum order for our design projects. Our average cost per design project is $1,500. We initially intend to offer two proto-type designs for our crown and Tierra. The estimated time to completed our first 24K gold crown and tiaras will be 90 days.

Phase I11:  Purchase of ideal cut diamonds

Our budget to accumulate the diamonds for the 24K crown is estimated at $30,000. We have signed a supply contract with A.D. Diamonds Inc., A.D. Diamonds Inc., do not set any minimum order or restrictions for our orders. We could order a single diamond or a parcel of diamonds at any given time but we must wired the funds to A.D. Diamonds Inc., prior to her release of shipments to us. We have acquired all the necessary polished diamonds from A.D. Diamonds Inc. and other diamond vendors to complete our first 24K gold crown and tiaras. The estimated time for completing this phase of operation is 30 days.

Phase 1V:  Accepting orders or consignments to auction companies

Once our website is operational, we will accept orders through our website. Our annual production of 24K crown is estimate to be 25 crowns or tiaras. We intend to distribute our 24K crown to nationals  from different Continents. Consignments of our finished products to international auction companies is still our main marketing and sales strategies. Potential  bidders from different continents could submit their bids through these international auction companies to win these exclusively designed 24K crown or tiaras. The estimated time for completing this phase of operation is 120 days.

RESULTS OF OPERATIONS

From  July 14, 2010 (Inception) to December 31, 2010

During the period our incorporation in the State of Texas, we hired attorney for the preparation of this registration statement and our auditors to audit our financial statements. We have prepared a business plan. Our loss since inception was $15,039 for general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

As of the date of this registration statement, we have yet to generate any revenues from our business operation. As of December 31, 2010, 2010, our total assets were $32,654,  we had $15,156 cash and $17,498 in inventory; and our total liabilities were $ 41,150.

OFF-BALANCE SHEET ARRANGEMENT

The Company has no material transactions, arrangements, obligations or other relationships with entities or other persons that have or are reasonably likely to have a material current or future impact on its financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

GOING CONCERN

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.  Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

FINANCIAL DISCLOSURES

There is no disagreements with our independent registered accountants.

QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There is presently no public market for our common stock and there has never been a market for our common stock. In order to quote on the OTC Bulletin Board, a market maker must agree to file an application on our behalf in order to make an market for our common stock. There is no guarantee that we will find a market maker to trade our securities.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission.

This disclosure requirement may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON

Name	Position held with the company	age	Date First elected or appointed
David Lam	CEO, CFO, Director	57	July 14, 2010

BACKGROUND OF DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON

Mr. David Lam, CEO & Sole Director:

David Lam, aged 57, jeweler and a business executive. In 1978-1979, he worked for Lam International Investors Inc., as a diamond broker in New York City. In 1980-1989, he worked for U.S. Diamond Company as diamond broker in San Francisco. In 1989-2009, he worked as a diamond broker and business executive in Houston, Texas. In 2010 to Present, Mr. Lam works for Lion Lam Diamond Inc., as CEO and CFO. During the last five years prior to his employment for Lion Lam Diamond Inc., From 2005-2010, David Lam worked for Yamamoto Company, a jewelry company specialized in pearls and other fine jewelry. David Lam worked as sale manager for the company and attended jewelry shows to promote the brand name of Yamamoto pearls.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our Principal Executive and Financial Officers for the most recently completed fiscal year:

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Lam	2010	12,500	0	0	0	0	0	0	12,500(1)

Note:

1.

We are accruing salary payable to David Lam at a rate of $2,500 per month, beginning in July 2010.  As of December 31, 2010, we have accrued $12,500 salary payable to David Lam. We have an employment agreement with David Lam. Under the terms of the employee agreement, David Lam's annual salary is $30,000. The Company reimburses David Lam for all business related travel expenses.

COMPENSATION OF DIRECTORS TABLE

The table below summarizes all compensation paid to our directors for our last twelve months.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Lam	0	0	0	0	0	0	0

EMPLOYEE STOCK OPTION PLANS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors as of December 31, 2010

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of Lion Lam Diamond Inc, owning 5% or more of the common stock, and shares owned by our directors and officers as of December 31, 2010

Title of Class	Beneficiary Owner	Beneficial ownership	% of ownership
Common Stock	David Lam	6,000,000	100%

CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Further, we have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. We have no standing committees regarding compensation, audit or other nominating committees.

Our sole director, David Lam, holds office until his successor(s) have been elected. Currently, director receive no compensation for his role as director but may receive compensation for his role as an officer.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, amendments, schedules, under the Securities Act, with respect to the shares to be sold in this offering. The registration statement and its exhibits, as well as our other reports filed with SEC, can be inspected and copies at SEC’s public reference room at:

Securities Exchange Commission

100 F Street, NE

Washington, D.C. 20549

The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains in the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

DEALER PROSPECTUS DELIVERY OBLIGATION

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Stan J.H. Lee, CPA

2160 North Central Rd. Suite 203 tFort Lee t NJ 07024

P.O. Box 436402 t San Diego t CA 92143-6402

619-623-7799 tFax 619-564-3408 t E-mail: stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lion Lam Diamond Corporation

( A development Stage Company)

To the Board of Directors and Shareholder;

We have audited the accompanying balance sheet of Lion Lam Diamond Corporation, as of December 31, 2010, and the related statements of operations, cash flows and changes in stockholders’ deficit for the period from July 14, 2010 ( Inception) to December 31, 2010. These financial statements are the responsibility of Diamond Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Lion Lam Diamond, Inc, is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Lion Lam Diamond Inc’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lion Lam Diamond Corporation, as of December 31, 2010 and the results of its operations and its cash flows for the period from July 14, 2010 ( Inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Lion Lam Diamond Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Lion Lam Diamond Inc., has suffered losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

Fort Lee, N.J.

February 5, 2011

Lion Lam Diamond Corporation

(A Development Stage Company)

Balance Sheet

As of December 31, 2010
CURRENT ASSET
Cash	$15,156
Inventory	$17,498
TOTAL CURRENT ASSETS	$32,654
TOTAL ASSETS	$32,654
LIABILITIES AND STOCKHOLDERS' EQUITY
Note Payable- Related Party[4]	$29,000
Accrued Salary Payable [5]	$12,150
TOTAL LIABILITIES	$41,150
STOCKHOLDERS' EQUITY
Preferred shares 9,998,889,998 authorized, -0- shares issued and outstanding; par value of $0.0001	—
Common Shares 8,889,998,889 authorized, 6,000,000 issued and outstanding	$600
Paid in Capital	$5,950
Deficit Accumulated During Development Stage	$(15,039)
STOCKHOLDERS' DEFICIT	$(8,496)
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$32,654

See the accompanying notes to the financial statements

Lion Lam diamond Corporation

(A Development Stage Company)

Statement of Operations

From July 14, 2010, (Inception) through December 31, 2010

REVENUES, NET	$—

OPERATING EXPENSES

GENERAL AND ADMINISTRATIVE	$14,496

TOTAL EXPENSES	$14,496

LOSS FROM OPERATIONS	$(14,496)
INTEREST EXPENSE	$540
PROVISION FOR INCOME TAX	—

NET LOSS	$(15,036)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.003)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	6,000,000

See the accompanying notes to the financial statements

Lion Lam Diamond Inc.,

(A Development Stage Company)

Statement of Cash Flows

From July 14, 2010 ( Inception) to December 31, 2010

Cash Flows From Operating Activities
Net Loss	$(15,036)
Adjustments to reconcile net loss to net Income (loss) to net cash ( used in) operating
Depreciation	—
Changes in operating assets and liabilities
Increase ( decrease) in accrued salary payable	12,150
Interest forgiven	540
Increase ( decrease) in inventory	(17,498)

Net Cash provided by ( used in) operations	(19,844)
Cash Flows from Investing Activities
Net Cash provided by Investing activities	—
Cash Flows From Financing Activities
Issuance of Common Stock for Cash	6,000
Borrowing from a related party	29,000
Net Cash provided by financing activities	35,000
Net Increase ( decrease)	—
Cash at the Beginning of the Period:	15,156
Cash at the End of the Period
Supplemental Disclosures of Cash Flow Information
Interest Paid	$540
Income taxes paid	—

See the accompanying notes to the financial statements

Lion Lam Diamond Corporation

(Development stage company)

Statements of Stockholder’s Equity

From Inception 07/14/2010 to 12/31/2010

	Common Shares	Common Shares	Additional paid in Capital	Deficit accumulated during development Stage	Total Stockholder equity

Common stock issued for cash at $.001 per share on 07/14/2010	6,000,000	$600	$5,400	$—	$6,000
Interest forgiven			$540		$540
Net Loss from July 14, 2010 (Inception) through 12/31/2010				$(15,036)	$(15,036)
Balance, 12/31/2010	6,000,000	$600	$5,940	$(15,036)	$(8,496)

See the accompanying notes to the financial statements

Lion Lam Diamond Corporation

(A DEVELOPMENT STAGE Company)

Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Lion Lam Diamond Corporation was incorporated in Texas on July 14th, 2010 and is in the business of design, manufacture 24K gold crowns and tiaras and selling of polished diamonds. The Company is a development stage company as defined by Financial Accounting Standards Board ( 'FASB") Accounting Standards codification ("ASC") 915, "Development Stage Entities".

Initial operations have included organization, capital formation, target market identification, and business plans. Management is planning to develop a website that will offer to sell diamonds and fine jewelry.

NATURE OF OPERATION

The Company will developed a jewelry wholesale and retail operations which offers polished diamonds and fine jewelry to the public.

BASIC OF PRESENTATION

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“ US GAAP”) and are expressed in U.S. dollars. The Company's fiscal year ended is December 31.

REVENUE RECOGNITION

We recognize revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could materially differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid instruments   with a maturity of three months or less at the time of issuance to be cash equivalents. As of December 31, 2010, the Company had no cash equivalents.

INVENTORY

Inventory, consisting of polished diamonds is stated at the lower of cost or market.

EQUIPMENT AND DEPRECIATION

Equipment is stated at cost. Depreciation is calculated using the straight- line method over the estimated useful lives of the related assets, currently set at five years.  Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is recorded in the year of disposal.

INCOME TAXES

 Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740 “Accounting for Income Taxes” as of its inception. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in this financial statement because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Company has $15,036 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2030.  The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% to net loss before income taxes. As of December 31, 2010, the Company had no uncertain tax positions.

December 31 2010
Net loss before taxes	$15,036
Statutory rate	34%

Computed expected tax recovery	5,112
Change in valuation allowance	$(5,112)

Income tax provision	–

COMPREHENSIVE LOSS

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of December 31, 2010, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

BASIC AND DILUTED NET LOSS PER SHARE

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share ( "EPS") on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders ( numerator) by the weighted average number of shares outstanding ( denominator) during the period. diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.  As of December 31, 2010, there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

FINANCIAL INSTRUMENTS

Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 and 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 and 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1- Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2- Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 -Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, and receivables. Pursuant to ASC 820 and 825, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

RECENT ACCOUNTING STANDARDS

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis.  This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010.  The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In October 2009, FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations

NOTE 2 -GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start up costs and expenses. As a result, the Company incurred accumulated net losses from July 14, 2010 ( Inception) through the period ended December 31, 2010 of $ 15,036.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3- Inventory

During the six months ended December 31, 2010, our inventory consists of polished diamonds acquired from four different national suppliers. Our inventory is stated at the lower of cost  or market. We believe historical cost method is more conservative than the market method because polished diamonds tend to have high valuation in the jewelry trade.

NOTE 4 – NOTES PAYABLE – RELATED PARTY

During the six months ended December 31, 2010, the Company received $29,000 as an unsecured loan from our officer and director of the Company. The loan is evidence by a Promissory Note and is due upon demand and bears 4% interest per annum.

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 8,889,998,889 shares of its $0.0001 par value common stock and 9,998,889,998 shares of its $0.0001 par value preferred stock.

Common Stock

On July 14, 2010, the Company issued a total of 6,000,000 shares of its $0.0001 par value common stock at a price of $0.001 per share for cash of $6,000.

NOTE 6 – COMMITMENT AND CONTINGENCIES

Company has entered into an employment contract on July 14, 2010 with a sole officer for his executive service for the initial term of thirty-six (36) full months in consideration for a salary at an annual rate of $30,000.

NOTE 7- SUBSEQUENT EVENT

In accordance with ASC 855, we have evaluated subsequent events through March 15, 2010. On January 7, 2011, we purchased $ 5,325 additional diamonds from one of our suppliers.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering assuming all shares are sold, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$29.00
Printing fees	371.00
Accounting Fees	2,000.00
Legal Consulting Fees	300.00
Edgar conversion Fees	800.00
Transfer Agent Fees	1,500.00
TOTAL	$5,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Texas Business Organizations Code, our By-Laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our By-Laws filed as exhibit. The following description is intended as a summary only and is qualified in its entirety by reference  to our By-Laws and Texas law.  The description of liability limitations and indemnification reflects provisions of our By-Laws and is qualified in its entirety by reference to the text of those document.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On July 14, 2010, We issued 6,000,000 shares to David Lam, our founder, in exchange for cash in the amount of $6,000.  At the time of the issuance, the founder had fair access to and was in possession of all available material information about our company.  Additionally, the founder represented his intent to acquire securities for his own account and not with a view to further distribute the shares. the issuance of stock to our founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933, for transactions by an issuer, not involving a public offering.

EXHIBITS & FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

FINANCIAL STATEMENT SCHEDULES

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

EXHIBITS

Exhibit No.	Document Description
3.1	Articles of Incorporation.**
3.2	Bylaws.**
5.1	Legality on Opinion
10.1	Employment Agreement**
10.2	Diamond Supplier Agreement-A.D. Diamond Inc. **
10.3	Diamond Cutter Agreement- Shumacher Inc., **
23.1	Consent of Auditors**

99.1                      Stock Subscription Agreement**

99.2                      Promissory Demand Note**

                   ** previously filed

UNDERTAKINGS.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

 ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the  securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on this date of March 11, 2011

Lion Lam Diamond Inc.,

BY:	/s/ David Lam
David Lam
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Lam	President, Principal Executive Officer,	March 11, 2011
Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole member of the Board of Directors

EXHIBIT INDEX

Exhibit	Document Description

3.1	Articles of Incorporation. **
3.2	Bylaws.**
5.1	Legality on Opinion
10.1	Employment Agreement**
10.2	Diamond Supplier Agreement-A.D. Diamond Inc.**
10.3	Diamond Cutter Agreement- Shumacher Inc.,**
23.1	Consent of Auditors**

99.1                     Stock subscription Agreement**

99.2                     Promissory Demand Note**

         ** previously filed.